AZZ incorporated Revises Guidance for Fiscal Year 2010

Contact:	Dana Perry, Senior Vice President – Finance and CFO
AZZ incorporated 817-810-0095
Internet: www.azz.com

Lytham Partners 602-889-9700
Joe Dorame or Robert Blum
Internet: www.lythampartners.com

February 17, 2010 – FORT WORTH, TX - AZZ incorporated (NYSE:AZZ), a manufacturer of electrical products and a provider of galvanizing services today announced a revision to the previously issued revenue and earnings guidance for Fiscal 2010. The revision is due to a continuation of slow economic conditions, customer requested delays in shipments and the severe weather conditions that have impacted the majority of our galvanizing locations.

Based upon the evaluation of information currently available to management, we are revising our previously issued revenue and earnings guidance for fiscal year 2010. Our current estimates are for revenues to be within the range of $350 million to $355 million and earnings are estimated to be within the range of $2.95 and $3.00.  The previous estimates were for earnings to be within the range of $3.00 to $3.10 and revenues to be in the range of $355 million to $365 million.  Our estimates assume that we will not have any further delays in the shipment of orders of our electrical and industrial products, or additional weather disruptions.

AZZ incorporated is a specialty electrical equipment manufacturer serving the global markets of industrial, power generation, transmission and distributions, as well as a leading provider of hot dip galvanizing services to the steel fabrication market nationwide.

Except for the statements of historical fact, this release may contain forward-looking statements that involve risks and uncertainties some of which are detailed from time to time in documents filed by the Company with the SEC. Those risks and uncertainties include, but are not limited to: changes in customer demand and response to products and services offered by the company, including demand by the electrical power generation markets, electrical transmission and distribution markets, the industrial markets, and the hot dip galvanizing markets; prices and raw material costs, including zinc and natural gas which are used in the hot dip galvanizing process; changes in the economic conditions of the various markets the Company serves, foreign and domestic, customer requested delays of shipments, acquisition opportunities, currency exchange rates, adequacy of financing, and availability of experienced management employees to implement the Company's growth strategy.  The Company can give no assurance that such forward-looking statements will prove to be correct. We undertake no obligation to affirm, publicly update or revise any forward-looking statements, whether as a result of information, future events or otherwise.

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